Exhibit 99.1

Plug Power Executes $132.5 Million Definitive Agreement with Stream Data Centers as First Step in $275 Million Strategic Infrastructure Optimization Initiative

First of three phases of targeted strategic infrastructure optimization initiative

SLINGERLANDS, N.Y., February 26, 2026 — Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the hydrogen economy, today announced it has entered into definitive agreement with Stream Data Centers, a time-tested hyperscale data center developer and operator with over 25 years of experience delivering high performance compute. The agreement advances Plug’s previously announced initiative to generate more than $275 million in liquidity improvement through a combination of asset monetization, release of restricted cash, and reduced maintenance expenses.

Under the executed agreement, Plug expects to receive gross proceeds of at least $132.5 million, with total proceeds of up to $142 million depending on the timing of closing and certain asset-removal conditions. The transaction includes Plug’s interest in the Project Gateway site in New York, comprising the land and associated infrastructure, select substation-related assets, and the assignment of certain related agreements. This asset sale is expected to close on or before the end of June 2026, subject to customary closing conditions, with a long-stop closing date of June 30, 2026. Stream Data Centers will provide a $6 million deposit in connection with the transaction.

The transaction is part of a larger proposed development by Stream Data Centers at the STAMP industrial park with an environmentally friendly and a water-efficient air-cooled design, and a low noise profile. Stream Data Centers' development will utilize existing infrastructure and power allocations, to avoid any potential cost impact to local communities. Furthermore, Stream Data Centers is proactively investing in the local community as part of the development.

This transaction allows Plug to unlock value from existing assets and maintain focus on hydrogen production and fuel cell deployment. Two additional initiatives are expected in 2026, with anticipated aggregate proceeds of more than $275 million.

“This agreement reflects Plug’s disciplined approach to capital management and strategic execution,” said Jose Luis Crespo, President and Chief Revenue Officer of Plug. “By optimizing our assets and unlocking value from existing infrastructure, we are strengthening liquidity, enhancing financial flexibility, and positioning Plug to participate in meaningful infrastructure growth opportunities.”

As U.S. data center expansion accelerates to meet rising demand, access to reliable and scalable power solutions remains critical. Plug’s agreement with Stream is the first step in aligning its power infrastructure capabilities with one of the fastest-growing segments of the domestic energy market while reinforcing its commitment to execution and capital efficiency.

About Plug Power

Plug is building the global hydrogen economy with a fully integrated ecosystem spanning production, storage, delivery, and power generation. A first mover in the industry, Plug provides electrolyzers, liquid hydrogen, fuel cell systems, storage tanks, and fueling infrastructure to industries such as material handling, industrial applications, and energy producers, advancing energy independence and decarbonization at scale.

With electrolyzers deployed across five continents, Plug leads in hydrogen production, delivering large-scale projects that redefine industrial power. The company has deployed over 74,000 fuel cell systems and 275 fueling stations and is the largest user of liquid hydrogen. Plug is rapidly expanding its generation network to ensure reliable, domestically produced supply, with hydrogen plants currently operational in Georgia, Tennessee, and Louisiana, capable of producing 40 tons per day.

With employees and state-of-the-art manufacturing facilities across the globe, Plug powers global leaders like Walmart, Amazon, Home Depot, BMW, and BP.

For more information, visit www.plugpower.com.

About Stream Data Centers

Stream Data Centers is a high-growth developer and operator of wholesale data center colocation capacity and build-to-suit facilities for hyperscale and enterprise users in major markets across the United States. For more than 25 years, Stream has set new standards for innovation, operational excellence and sustainability in the data center industry, acquiring, developing and managing complex data center projects for the world's most demanding users, with over 90% of its inventory leased to Fortune 100 customers. Stream's dedicated site development entity, Headwaters, continues to build a dedicated land bank of attractive site locations, while Stream provides energy strategies with a focus on reducing market risk and supplying cost-effective renewable energy options.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts, including, without limitation, statements regarding Plug’s expectations, goals, plans, outlook or prospects, including expected gross proceeds and total proceeds from the transaction, the timing and likelihood of closing, the Company’s broader electricity asset monetization strategy and anticipated benefits, expected liquidity improvement, the Company’s ability to execute its business strategy, and other statements regarding future operating results, financial condition, performance, prospects, and opportunities, are forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts and projections and the beliefs and assumptions of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. These risks and uncertainties include, among other things: the Company’s ability to satisfy closing conditions and complete the transaction on the anticipated terms or at all; the Company’s ability to realize anticipated benefits from the transaction; general market, economic, competitive and regulatory conditions; the effectiveness of the Company’s strategic initiatives, including the electricity asset monetization strategy; risks associated with the data center market and demand for power solutions; the Company’s ability to manage costs and liquidity; risks related to the Company’s future capital requirements and liquidity needs; and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q, and other reports filed with the SEC.

Forward-looking statements speak only as of the date they are made, and Plug disclaims any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Plug Media Contact
Teal Hoyos
media@plugpower.com

Source: Plug Power